Exhibit 99.1

PRESS RELEASE

CONTACT:  David Foy
Tel:  (203) 458-5850

WHITE MOUNTAINS INCREASES ITS
LOSS ESTIMATES FROM 2005 STORMS

HAMILTON, Bermuda, June 16, 2006 - White Mountains Insurance Group, Ltd. (NYSE: WTM) today announced that, following receipt of new claims information, its Folksamerica Reinsurance Company subsidiary (“Folksamerica”) has increased its gross loss estimates for hurricanes Katrina, Rita and Wilma (“KRW”) by $203 million (net of reinstatement premiums). In taking this action, Folksamerica has set its reserves for offshore energy and marine exposures for hurricanes Katrina and Rita at full policy limits and has also increased reserves on other exposures affected by KRW.

Under the terms of Folksamerica’s quota share reinsurance treaty from 2005 with Olympus Reinsurance Company (“Olympus”), $143 million of the loss is ceded to Olympus. Without other action, this cession would exhaust the bulk of Olympus’ capital. However, White Mountains is in advanced discussions with Olympus and its two largest shareholders regarding an arrangement to reimburse Olympus for up to $137 million of the ceded losses. In addition, White Mountains would waive override commissions due from Olympus after March 31, 2006 for reinsurance contracts with an effective date of December 31, 2005 and prior. White Mountains expects the commission waivers would total approximately $8 million.

After giving effect to the reimbursement, Olympus’ capital would be approximately $140 million, which is roughly in line with its level prior to this adverse development. Olympus would continue to receive cessions from Folksamerica under the quota share agreement as revised at the beginning of 2006 and would continue to be responsible to Folksamerica for losses on exposures that have been ceded to it. In addition, Olympus and its two largest shareholders would agree, at Folksamerica’s option, to continue the quota share treaty with Folksamerica through the end of 2007.

If this arrangement is consummated, the total effect on White Mountains in the second quarter of 2006 from the adverse development and the arrangement would be $197 million pre-tax ($128 million after tax or $12 per common share). If the arrangement is not consummated, the second quarter effect on White Mountains would be reduced, but due to Olympus’ financial position, in the future Folksamerica would not expect to be able to recover significant amounts (beyond amounts capitalized) arising from losses on exposures that have been ceded to Olympus.

ADDITIONAL INFORMATION

White Mountains is a Bermuda-domiciled financial services holding company traded on the New York Stock Exchange and the Bermuda Stock Exchange under the symbol WTM. Additional financial information and other items of interest are available at the Company’s web site located at www.whitemountains.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

The press release may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included or referenced in this release which address activities, events or developments which we expect or anticipate will or may occur in the future are forward-looking statements. The words “will,” “believe,” “intend,” “expect,” “anticipate,” “project,” “estimate,” “predict” and similar expressions are also intended to identify forward-looking statements. These forward-looking statements include, among others, statements with respect to White Mountains’:

☒                growth in book value per share or return on equity;

☒                business strategy;

☒                financial and operating targets or plans;

☒                incurred losses and the adequacy of its loss and loss adjustment expense reserves and related reinsurance;

☒                projections of revenues, income (or loss), earnings (or loss) per share, dividends, market share or other financial forecasts;

☒                expansion and growth of our business and operations; and

☒                future capital expenditures.

These statements are based on certain assumptions and analyses made by White Mountains in light of its experience and perception of historical trends, current conditions and expected future developments, as well as other factors believed to be appropriate in the circumstances. However, whether actual results and developments will conform to our expectations and predictions is subject to a number of risks and uncertainties that could cause actual results to differ materially from expectations, including:

☒                the risks associated with Item 1A of White Mountains’ 2005 Annual Report on Form 10-K;

☒                claims arising from catastrophic events, such as hurricanes, earthquakes, floods or terrorist attacks;

☒                the continued availability of capital and financing;

☒                general economic, market or business conditions;

☒                business opportunities (or lack thereof) that may be presented to it and pursued;

☒                competitive forces, including the conduct of other property and casualty insurers and reinsurers;

☒                changes in domestic or foreign laws or regulations, or their interpretation, applicable to White Mountains, its competitors or its clients;

☒                an economic downturn or other economic conditions adversely affecting its financial position;

☒                recorded loss reserves subsequently proving to have been inadequate;

☒                other factors, most of which are beyond White Mountains’ control.

Consequently, all of the forward-looking statements made in this press release are qualified by these cautionary statements, and there can be no assurance that the actual results or developments anticipated by White Mountains will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, White Mountains or its business or operations. White Mountains assumes no obligation to update publicly any such forward-looking statements, whether as a result of new information, future events or otherwise.